SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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    to ss.240.14a-11(c) or ss.240.14a-12

                            ICN PHARMACEUTICALS, INC.
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                (Name of Registrant as Specified in its Charter)

                     ICN Committee to Maximize Shareholder Value
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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  Response by the ICN Committee to Maximize Shareholder Value to the Statement
             Issued April 3, 2001 by ICN Pharmaceuticals, Inc (ICN)

New York, New York, April 6, 2001/ -- The ICN Committee to Maximize Shareholder Value regrets the decision by the management of ICN Pharmaceuticals (NYSE: ICN) to resort to an unfounded personal attack on Dr. Tito Tettamanti, Chairman of SSP-Special Situations Partners, Inc, which it regards as a distraction from the serious shareholder issues at hand. The Committee's nominees are individuals of the highest integrity with extensive business experience and the Committee's members are interested only in seeking to maximize shareholder value.

The fact that ICN's management has stooped to defamation and intimidation to discourage the Committee and its nominees from pursuing a legitimate exercise in corporate democracy merely demonstrates to us management's lack of substantive arguments to explain the long delay in its promised strategic restructuring.

We cannot help but be struck by the irony that allegations of this nature are made by a company whose publicly-recorded history (and whose Chairman's history) shows repeated instances of controversy, lawsuits, investigations, settlements and consent decrees; a company which, indeed, only days ago announced an adjustment to its earnings to reflect a $9.25 million reserve in connection with a pending SEC litigation and grand jury investigation.

Although it goes without saying, the derogatory comments against Dr. Tettamanti in ICN's April 3rd press release are absurd and completely unfounded.

Mr Milan Panic, Chairman of ICN, is already the subject of a pending criminal investigation by Swiss judicial authorities following a complaint by Dr. Tettamanti regarding similar defamatory statements made in January this year.

Enquiries:

Eric Knight

SSP-Special Situations Partners Inc.
Tel. + (377) 93 10 61 40





In connection with its solicitation of proxies with respect to ICN Pharmaceuticals' 2001 Annual Meeting, the Committee will file with the Securities and Exchange Commission (the "SEC") and will furnish to security holders of ICN Pharmaceuticals a proxy statement, which security holders are advised to read as it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and any other relevant documents filed with the SEC, from the website of the SEC at www.sec.gov. Copies of any proxy soliciting materials filed by the Committee with the SEC may also be obtained for free from SSP's website at www.SSP-specialsituationspartners.com.

The Committee, SSP - Special Situations Partners Inc., Providence Capital, Inc., Edward A. Burkhardt, General Ronald R. Fogleman and Steven J. Lee will be (and certain of the executive officers and directors of SSP and Providence may be) participants in the solicitation by the Committee of proxies with respect to ICN Pharmaceuticals' 2001 Annual Meeting. None of such persons has any direct or indirect interests in the matters to be acted upon at the 2001 Annual Meeting other than as a stockholder or a nominee for election as a director of ICN Pharmaceuticals. Further information concerning the participants and their direct or indirect interests can be found in the Schedule 14A filed pursuant to Rule 14a-12 with the SEC by the Committee on April 5, 2001.